Exhibit 10.3

USER AGREEMENT : Instaspace Technologies provides Web site hosting. All services provided by Instaspace Technologies may be used for lawful purposes only. Instaspace Technologies reserves the right to refuse service and/or access to its servers to anyone. Instaspace Technologies reserves the right to suspend or cancel any client's access to any portion or all of Instaspace Technologies services, when Instaspace Technologies deems that the account has been used inappropriately.

WEB HOSTING : The client is responsible for programming and for uploading the Web site to our Web servers. Instaspace Technologies does not provide free Web site development, consulting, programming, or debugging services. The client is responsible for keeping a complete and current copy of Web site files as backup on a remote system (not on Instaspace Technologies servers). Instaspace Technologies is not responsible for any lost files, information or data. Instaspace Technologies's backup tapes are for backing up our system configurations and databases and are NOT for keeping backups of client Web sites. Should any data need to be recovered from Instaspace Technologies's backup tapes, there will be a restoration charge, on an as-available basis. Instaspace Technologies does not guarantee to possess the most current copy of a client's Web site.

SUPPORT : Technical support is provided via email and chat only. Any personal phone or other direct support will be for an extra charge.The first contact with Instaspace Technologies is through email. The client agrees not to Spam our support staff and to follow standard Internet etiquette.

SYSTEM UPDATES : The client understands that system updates occur in real time and as queued batch processes. For example, account Passwords are currently updated as queued batch processes; therefore the update does not occur in the system instantaneously. Instaspace Technologies reserves the right to modify the processing times at any time without notice. If a client or Instaspace Technologies support personnel (when authorized by client) makes any modifications to a hosting account, the client is responsible for ensuring these updates have occurred in our system.

ILLEGAL ACTIVITIES : including but not limited to storing and/or distributing illegal copies of copyright software, hosting/maintaining inappropriate sites, violating trademarks and copyrights, violating International laws, selling and/or distributing illegal contraband.

INTERNET ABUSE : including but not limited to: spamming - mass unsolicited emailing, posting obscene or inflammatory messages, nudity, threatening other Internet users, and spamming our support staff. Any adult content will be put off the web server as and when or system notices and the client's account will be terminated without any refunds.

SYSTEMS ABUSE : including but not limited to using excessive CPU resources, using excessive disk space, attempting to gain access to root and other clients' accounts (hacking), installing continuously running programs, and reselling CGI scripts.

Instaspace Technologies does not censor our customers' Web sites, although our policy strictly prohibits adult sites. The determination of what is adult content & prohibited, shall be made solely by Instaspace Technologies. Should a policy violation occur, Instaspace Technologies reserves the right to terminate the account without notice and the client will be held responsible for any damages to Instaspace Technologies's business, system, servers, connectivity, reputation, service, network, operations or equipment resulting from its actions including, but not limited to, government actions, vandalism, retaliation and claims of libel, unfair competition, infringement of patent, copyright, trademark, service mark, or other intellectual property right, violation of privacy, or other tort

PAYMENT POLICY : All services are provided on a prepayment basis. Instaspace Technologies accepts Local Check, Banker's Check, Demand Draft, & Cash. All monetary transactions will occur in U.S.$ currency only. Instaspace can alter its payment methods at any point of time.

SERVER ABUSE : Any attempt to undermine or cause harm to a server, or customer, of Instaspace Technologies is strictly prohibited.

Unauthorized use of other people's accounts or computers, Instaspace Technologies will strongly react to any use or attempted use of an Internet account or computer without the owner's authorization. Such attempts include but not limited to "internet scamming" (tricking other people into releasing their passwords), password robbery, security hole scanning etc.

Any unauthorized use of accounts or computers by a Instaspace Technologies customer, whether or not the attacked account or computer belongs to Instaspace Technologies, will result in action against the attacker. Possible actions include warnings, account suspension or cancellation, a nd civil or criminal legal action, depending on the seriousness of the attack.

Abuse of Unlimited Traffic

Instaspace Technologies's customers are privileged to be offered unlimited traffic for their web sites. The intention of Instaspace Technologies is to provide a large space to serve web documents, not an off site storage area for electronic files. All (90%) of your web pages (html) must be 'linked' with files (.GIF, .JPEG, etc.) stored on Instaspace Technologies's server. Web sites that are found to contain either/or no html documents, a large number of unlinked files are subject to warning, suspension or cancellation at the discretion of Instaspace Technologies management. Any customer who violates Instaspace Technologies's Policies in abusing either space/site transfer will be notified and given 2 days to remedy the problem. If the problem is not resolved within the allotted period, the client will be billed for the overages.

To maintain the integrity of our service the following limitations apply:

Sites with banners, graphics or cgi scripts running from their domain used on other domains. Sites with picture galleries (This is any site where 50% of the files transferred is graphics) Sites offering download files or archives. (This is any site where 50% or more of there monthly traffic is from file downloads). Sites using more than 30% of system resources for longer than 60 seconds. Sites running multimedia files (QuickTime, Real Audio, Real Video, MP3).

Unsolicited Email (Spam)

Unsolicited commercial advertisements are not allowed in e-mail, and will likely result in account suspension or cancellation. Commercial advertisements are unwelcome in most Usenet discussion groups and on most e-mail mailing lists. Inappropriate posting may result in account suspension or cancellation. See the newsgroup or mailing list's charter for whether advertising is allowed or not. "Spamming," or sending a message to many different off-topic newsgroups, is particularly unethical and will be treated as such. Sending a message, especially an advertisement, to more than five or six recipients, is by itself spamming unless the individuals have specifically requested to be added to a mailing list on that topic. E-mail is a person-to-person medium, not a broadcast medium. Upon your first Spam offense your mail will be disabled for 72 hours. Upon your second Spam offense your entire domain will be disabled for 72 hours and you will be fined Rs.300.00 per sent Spam. Upon your third offense your account with Instaspace Technologies will be terminated, you will be fined Rs.500.00 per sent Spam. No refunds will be given if your account is terminated for Spam.

CGI Scripts

Each account comes with its own Universal cgi-bin. You are free to use any CGI scripts you wish, however we reserve the right to disable any CGI script that effects normal server operation without prior warning.

Universal CGI-BIN means you can put your .pl files anywhere in your www directory.

Chat Rooms

We do not allow clients to install their own chat rooms, without approving it with the Instaspace Technologies Support Team. Most chat rooms tend to be large system hogs and we cannot allow it as an account option. However, we do provide a choice of Java chat rooms for a small extra charge that will more than fill your needs and run without hindering the performance of the machine for others. Note: Parachat chat rooms do not apply to this rule. They are perfectly fine to install.

Abuse of SMTP Mail Server

We only allow our clients to use our SMTP server without using any illegal techniques and any unauthorised use of our SMTP server such as spam mail is not allowed.

Background Running Programs

We may allow programs to run continually in the background. These are considered on a one-to-one basis and an extra charge will be incurred based on system resources used and operational maintenance needed.

IRC

We currently do not allow IRC or IRC bots to be operated on our servers.

Payment Policies

All accounts are set up on a pre-pay basis. All pricing is guaranteed for the term of pre-payment. Instaspace Technologies reserves the right to change prices at any time, unless other terms have been agreed upon.

Instaspace Technologies reserver the right to change its rates or pricing policy at any given point of time but the customers who have paid for their account will continue with the same pricing for their current billing cycle for with they have paid for.

Indemnification

Customer agrees that it shall defend, indemnify, save and hold Instaspace Technologies harmless from any and all demands, liabilities, losses, costs and claims, including reasonable attorney's fees asserted against Instaspace Technologies, its agents, its customers, officers and employees, that may arise or result from any service provided or performed or agreed to be performed or any product sold by customer, it's agents, employees or assigns. Customer agrees to defend, indemnify and hold harmless Instaspace Technologies against liabilities arising out of; (1) any injury to person or property caused by any products sold or otherwise distributed in connection with Instaspace Technologies's server; (2) any material supplied by customer infringing or allegedly infringing on the proprietary rights of a third party; (3) copyright infringement and (4) any defective products sold to customer from Instaspace Technologies's server.

Customer agree to pay $500 per month for:

SQL500 package

500,000MB Disk Space

500,000MB SQL Space

Unlimited Bandwidth

Unlimited Emails

Robust OURcp™ Control Panel

/s/Signature

President of Thrifty Priting Inc.